CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
5G Wireless Communications, Inc.

We consent to the incorporation by reference of our independent registered public accounting firm’s report dated April 6, 2007 on the balance sheet as of December 31, 2006, and the related statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2006 and 2005, included in 5G Wireless Communications, Inc.’s Form 10-KSB, into the Company’s previously filed Registration Statement on Form S-8 (File Nos. 333-130752).

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP
Squar, Milner, Peterson, Miranda & Williamson, LLP
Newport Beach, California
April 6, 2007